Exhibit 99.1

Yumanity Therapeutics to Raise $33.6 Million PIPE Contingent on Completion of Reverse Merger with Proteostasis

Leading institutional investors commit $33.6 million through a common stock private investment in public equity (“PIPE”) led by Fidelity Management & Research Company, LLC and Invus

Proteostasis plans to adjourn its special meeting of stockholders to December 22, 2020

BOSTON, Mass., Dec. 15, 2020 (GLOBE NEWSWIRE) — Yumanity Therapeutics, a clinical-stage biopharmaceutical company focused on the discovery and development of innovative, disease-modifying therapies for neurodegenerative diseases, and Proteostasis Therapeutics, Inc. (Nasdaq: PTI) today announced that Proteostasis has entered into a definitive agreement for the sale of its Common Stock in a private placement led by Fidelity Management & Research Company, LLC and Invus and including participation from Sphera Biotech, Stonepine Capital Management, Altium Capital, Ikarian Capital, LLC and Maven Investment Partners US. The private placement is expected to result in gross proceeds to the company of approximately $33.6 million before deducting placement agent and other offering expenses. The closing of the private placement is contingent upon certain conditions, including closing of the merger of Yumanity and Proteostasis that was announced in August 2020.

“In August, we announced the proposed reverse merger with Proteostasis as a strategic way to accelerate growth and to position our company to deliver disease-modifying drugs earlier to patients suffering from neurodegenerative diseases,” said Richard Peters, M.D., Ph.D., President, Chief Executive Officer and Director of Yumanity. “Today, the announcement of this PIPE financing, which will close in conjunction with the closing of the merger, will bring us additional capital from several new top-tier biotechnology investors and will allow us to accelerate several programs in support of our goal to bring one new program into the clinic every year.”

In light of the private placement, Proteostasis plans to adjourn its special meeting of stockholders, scheduled to be held on December 16, 2020, to December 22, 2020, in order to provide stockholders sufficient time to consider this new information. Accordingly, the record date for the Proteostasis stockholders entitled to receive a dividend in the form of a contingent value right, which is immediately prior to the effectiveness of the merger, is now anticipated to be December 22, 2020.

Pursuant to the terms of the private placement, Proteostasis will issue 29,217,384 shares of Common Stock at a price of $1.15 per share, priced at-the-market under Nasdaq rules, subject to proportional adjustment to account for the proposed reverse stock split by Proteostasis in connection with its merger with Yumanity. The closing of the private placement is subject to certain conditions and is expected to occur immediately following the merger of Yumanity and Proteostasis.

Jefferies served as exclusive placement agent for the financing. Goodwin Procter LLP advised Yumanity on the transaction. Wilmer Cutler Pickering Hale and Dorr LLP advised Jefferies on the financing.

The offer and sale of the foregoing securities are being made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and will be sold in a private placement pursuant to Section 4(a)(2) and/or Regulation D of the Securities Act. The Common Stock may not be offered or sold in the United States absent registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Proteostasis has agreed to file a registration statement covering the resale of the Common Stock acquired by the investors in the private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Yumanity Therapeutics

Yumanity Therapeutics is a clinical-stage biopharmaceutical company dedicated to accelerating the revolution in the treatment of neurodegenerative diseases through its scientific foundation and drug discovery platform. The Company’s most advanced product candidate, YTX-7739, is currently in Phase 1 clinical development for Parkinson’s disease. Yumanity’s drug discovery platform is designed to enable the Company to rapidly screen for potential disease-modifying therapies by overcoming toxicity of misfolded proteins in neurogenerative diseases. Yumanity’s pipeline consists of additional programs focused on Lewy body dementia, multi- system atrophy, amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease), frontotemporal lobar dementia (FTLD), and Alzheimer’s disease.

For more information, please visit www.yumanity.com.

About Proteostasis Therapeutics, Inc.

Proteostasis Therapeutics, Inc. is a clinical stage biopharmaceutical company headquartered in Boston, MA. For more information, visit www.proteostasis.com.

Additional Information about the Merger and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between Proteostasis, Yumanity Holdings, LLC (“Holdings”) and Yumanity. On September 23, 2020, Proteostasis filed a Registration Statement on Form S-4 (the “Form S-4”) with the SEC, which included a preliminary proxy statement/prospectus/information statement. Proteostasis filed Amendment No. 1 to the Form S-4 with the SEC on October 28, 2020. Proteostasis filed Amendment No. 2 to the Form S-4 with the SEC on November 6, 2020. The definitive proxy statement/prospectus/information statement was filed with the SEC on November 12, 2020 and mailed to the stockholders of Yumanity and Proteostasis. Each party may file other documents with the SEC in connection with the proposed merger. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PROTEOSTASIS, YUMANITY, THE PROPOSED MERGER AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement/prospectus/information statement and any other documents filed with the SEC on Proteostasis’ website at http://www.proteostasis.com, by contacting Proteostasis’ Investor Relations at (617)-225-0096 or the SEC’s website at www.sec.gov. Investors and security holders are urged to read the proxy statement, prospectus and other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Proteostasis and its directors and executive officers, Holdings and its directors and executive officers, and Yumanity and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Proteostasis in connection with the proposed transaction. Information about the executive officers and directors of Proteostasis and Yumanity is included in the proxy statement/prospectus/information statement referred to above. Additional information regarding the directors and executive officers of PTI is set forth in PTI’s Definitive Proxy Statement on Schedule 14A relating to the 2020 Annual Meeting of Stockholders, filed with the SEC on April 29, 2020. These documents are available free of charge from the sources indicated above.

Forward-Looking Statements

This press release contains forward-looking statements based upon Yumanity’s and Proteostasis’ current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements about the timing and completion of the private placement and proposed merger and record date for the contingent value right dividend; the likelihood of the satisfaction of certain conditions to the completion of the merger and the private placement, including stockholder approvals and whether and when the merger and private placement will be consummated; the timing and results of planned preclinical studies or clinical trials of Yumanity’s product candidates; the continued development of Yumanity’s clinical pipeline; the nature, strategy and focus of the combined company; the development and commercial potential and potential benefits of any product candidates of the combined company; Yumanity having sufficient resources to advance its pipeline; and other statements that are not historical fact. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: (i) the risk that the conditions to the closing of the proposed merger and private placement are not satisfied, including the failure to timely obtain stockholder approval for the transaction, if at all; (ii) uncertainties as to the timing of the consummation of the proposed merger and private placement and the ability of each of Proteostasis, Holdings and Yumanity to consummate the proposed merger; (iii) risks related to the inability of the combined company to obtain sufficient additional capital to continue to advance preclinical programs and clinical trials; (xi) uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; (xii) risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; and (xiv) risks associated with the possible failure to realize certain anticipated benefits of the proposed merger and private placement, including with respect to future financial and operating results. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section titled “Risk Factors” in Proteostasis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 filed with the SEC, and in other filings that Proteostasis makes and will make with the SEC in connection with the proposed transactions, including the proxy statement/prospectus described above under “Additional Information about the Proposed Merger and Where to Find It.” You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Proteostasis and Yumanity expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Yumanity Contacts

Investors:

Burns McClellan, Inc.

John Grimaldi

jgrimaldi@burnsmc.com

(212) 213-0006

Media:

Burns McClellan, Inc.

Ryo Imai / Robert Flamm, Ph.D.

rimai@burnsmc.com / rflamm@burnsmc.com

(212) 213-0006

Proteostasis Contacts

Investors:

David Pitts / Claudia Styslinger

Argot Partners

212.600.1902

david@argotpartners.com / claudia@argotpartners.com

Media:

David Rosen

Argot Partners

212.600.1902

david.rosen@argotpartners.com